Exhibit 99.1

Investor Inquiries:	Lara Mahoney
440-329-6393

INVACARE APPOINTS KATHLEEN LENEGHAN CHIEF FINANCIAL OFFICER
Company also announces update regarding its Board of Directors

ELYRIA, Ohio - (February 22, 2018) - Invacare Corporation (NYSE: IVC) today announced the appointment of Kathleen P. Leneghan as Senior Vice President and Chief Financial Officer, effective immediately. Ms. Leneghan has been in the role of interim Chief Financial Officer of the company since November 26, 2017.

“When she stepped into the interim role in November, Kathy made our CFO transition seamless. She has a wealth of knowledge about our global operations, and she is an insightful financial leader and business partner. Invacare has a good mix of new and tenured talent, and I am delighted to have those perspectives reflected in our executive team. We will all benefit from Kathy’s experience and leadership as we continue to make progress on our business transformation,” said Matthew E. Monaghan, chairman, president and chief executive officer.

“I am pleased to become CFO. Invacare is a great company with a compelling mission,” said Ms. Leneghan. “I look forward to partnering with Matt and progressing our transformation. We have a significant opportunity to demonstrate sustained clinical value and generate profitable growth, and, in turn, create long-term shareholder value. Our financial health and performance are critical to our success.”

Prior to her promotion, Ms. Leneghan was vice president and corporate controller since 2003. She has been with Invacare for 27 years, serving in various financial roles in both North America and Europe. Prior to joining Invacare, Ms. Leneghan was an audit manager with Ernst & Young LLP.

Board Member Update

Separately, Invacare also announced that Michael J. Merriman, who has been a director since 2014, will not stand for re-election as a director of the company in 2018. His term as a director will expire at the annual shareholder meeting in May. Mr. Merriman’s decision to not stand for re-election to the Board is due to his other personal and professional obligations and not due to any disagreement with the company.

“Mike has been an invaluable member of our Board of Directors. We have sincerely appreciated his guidance and financial stewardship, particularly as we worked through the beginnings of our transformation. We thank him for his commitment to Invacare and wish him well,” said Mr. Monaghan.

“Invacare has made a tremendous amount of progress during my four years on the Board of Directors. The team has a clear plan, and they have demonstrated steady improvement. During my time as chair of the audit committee, I worked closely with Kathy in her role as corporate controller, and I have full confidence she will be an outstanding CFO. I wish her, Matt, and the company the best of luck,” said Mr. Merriman.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

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